April 4, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: GENEX PHARMACEUTICAL, INC.
FILE REF. NO. 333-102118

We have read the statements made by Genex Pharmaceutical, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company's Current Report on Form 8-K dated April 4, 2006, regarding the change in certifying accountant. We agree with the statements concerning our Firm in such Current Report on Form 8-K.

Very truly yours,

GC ALLIANCE LIMITED
Certified Public Accountants